As originally filed with the Securities and Exchange Commission
on October 25, 1993                                    Registration No. 33-05975

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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 ---------------

                        POST-EFFECTIVE AMENDMENT NO. 3 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      under

                           THE SECURITIES ACT OF 1933

                                 ---------------

                   REAL ESTATE INVESTMENT TRUST OF CALIFORNIA
             (Exact name of registrant as specified in its charter)


             CALIFORNIA                                     95-2565432
        (State or other jurisdiction                     (I.R.S. Employer
      of incorporation or organization)                  Identification No.)

     12011 SAN VICENTE BOULEVARD, SUITE 707, LOS ANGELES, CALIFORNIA 90049;
                                 (310) 476-7793
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN
                            (Full title of the Plan)

                                LEROY E. CARLSON
                     VICE PRESIDENT, SECRETARY AND TREASURER
                     12011 SAN VICENTE BOULEVARD, SUITE 707
                         LOS ANGELES, CALIFORNIA  90049
                                 (310) 476-7793
               (Address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 ---------------

                                   Copies to:

       Richard E. Troop, Esq.                         Laura K. McAvoy
        David H. Sands, Esq.                 Nordman, Cormany, Hair & Compton
Troop Meisinger Steuber & Pasich, LLP        1000 Town Center Drive, 6th Floor
      10940 Wilshire Boulevard                   Oxnard, California 93031
    Los Angeles, California 90024                     (805) 485-1000
           (310) 824-7000

                                 --------------

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ITEM 11:

     On October 11, 1995, Registrant, Real Estate Investment Trust of Maryland and BRE Properties, Inc. entered into an Agreement and Plan of Merger wherein Registrant will be merged with and into Real Estate Investment Trust of Maryland ("REIT/MD") and, immediately thereafter REIT/MD will be merged with and into BRE Properties, Inc. (the "Merger"). As a condition to the Merger, the Registrant's Dividend Reinvestment and Share Purchase Plan (the "Plan") (Registration No. 33-05975) is required to be terminated. The Plan was suspended as of October 11, 1995 and no further dividends or funds were deposited into the Plan.

     In February 1996, Registrant disbursed all shares held in the Plan. Certificates for whole shares held in the Plan have been issued by Registrant and mailed to owners, and cash in lieu of fractional shares was be paid to the registered owners thereof. Subject to obtaining approval of the Merger by the shareholders of Registrant and BRE, the Plan will be terminated concurrently with the closing of the Merger (which is currently expected to occur on or about March 15, 1996).

     In addition, concurrently with the termination of the plan, all registered, but unissued shares under the Plan shall be deregistered. Of the original 500,000 shares registered under the plan, 392,239 shares were issued under the Plan. The remaining 107,761 registered under Registration No. 33-05975 shall hereby be withdrawn from registration under this Registration Statement concurrently with the effectiveness of the Merger and termination of the Plan.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, State of California, on March 6, 1996.


                                  REAL ESTATE INVESTMENT TRUST OF CALIFORNIA

                                  By: /s/ JAY W. PAULY
                                      --------------------------------
                                      Jay W. Pauly, President and
                                      Chief Executive Officer


SIGNATURES                           TITLE                      DATE
----------                           -----                      ----

/s/ WILLIAM E. BORSARI               Chairman of the Board,     March 6, 1996
--------------------------------     Trustee                    ----------------
William E. Borsari

/s/ AUSTIN ANDERSON                  Trustee                    March 6, 1996
--------------------------------                                ----------------
Austin Anderson

/s/ ROGER KUPPINGER                  Trustee                    March 6, 1996
--------------------------------                                ----------------
Roger Kuppinger

/s/ JAY W. PAULY                     Trustee                    March 6, 1996
--------------------------------                                ----------------
Jay W. Pauly

/s/ GREGORY M. SIMON                 Trustee                    March 6, 1996
--------------------------------                                ----------------
Gregory M. Simon

/s/ W.J. SMITH                       Trustee                    March 6, 1996
--------------------------------                                ----------------
W.J. Smith

/s/ R. RANDALL WOODS                 Trustee                    March 6, 1996
--------------------------------                                ----------------
R. Randall Woods


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